                                                                   EXHIBIT 10.12

                          RESTATED MANAGEMENT AGREEMENT


     THIS AGREEMENT is restated as of the 11th day of April, 1997, by and between Scripps Health, a California non-profit public benefit corporation (the "Hospital"), with an address of 9888 Genesee Avenue, Post Office Box 28, La Jolla, California 92038, and PMR Corporation, a Delaware corporation ("PMR")duly authorized as a foreign corporation doing business in California, with an address of Cabrillo Plaza, 3990 Old Town Avenue, Suite 206A, San Diego, California 92110.

                                    RECITALS

     A. The parties entered into a prior management agreement in July, 1996 and addenda related thereto and wish to consolidate the management agreement and addenda into one restated agreement ("Agreement") for ease of reference.

     B. Hospital is licensed as a general acute care hospital in California and desires to establish an outpatient acute psychiatric program (the "Program").

     C. PMR is in the business of developing and administering outpatient acute psychiatric programs.

     D. Hospital desires to avail itself of PMR's services and PMR desires to provide such services to Hospital as set forth herein (the "Agreement").

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Term and Termination.

     1.1 Term. The term of this Agreement (the "Term") shall begin October 1, 1996 and shall terminate September 30, 1999. Prior to October 1, 1996, the parties shall continue to be bound by the terms of the previous Management Agreement between them entered into on August 11, 1993. The prior Management Agreement shall terminate effective September 30, 1996.

     1.2 Termination for Cause. Either party shall have the right to terminate this Agreement prior to the end of the Term upon written notice to the other party if such other party has defaulted in the performance of any of the terms of this

Agreement and such default has continued uncured for more than sixty (60) days after written notice of such default. The process and the time period for resolving notices issued pursuant to this clause is as set forth in Paragraph
1.5. The actual damages to be assessed to the defaulting party shall be determined in accordance with Paragraph 1.3.

     1.3 Termination Compensation. If prior to September 30, 1998, this Agreement is terminated without cause prior to its specified Term as set forth in Paragraph 1.1 above, either by Hospital or PMR, the parties agree that a determination of actual damages will be difficult, and, thus, it is agreed that liquidated damages of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be paid by the terminating party to the other party. A voluntary termination is defined as any termination without cause prior to the specified Term of this Agreement EXCEPT the following terminations:

          a. A termination for cause pursuant to Paragraph 1.2;

          b. A termination pursuant to Paragraph 1.4;

          c. A termination due to the sale or closing of Hospital for any reason;

          d. A termination due to the termination of the business of PMR for any reason;

          e. A termination due to the lack of appropriate licenses and certifications as a result of suspension, revocation, failure to obtain, or any other reason; or due to the application of laws requiring termination of this Agreement without cause or penalty; or

          f. A termination of a Program at a specific site by the mutual consent of the parties.

     1.4 Economic Feasibility: Performance Levels; Regulatory Changes; Admission and Service Criteria. Hospital and PMR have determined that the PMR Program is based upon assumptions of economic viability which rely upon the achievement of certain specific performance levels, the continuation of existing payment and reimbursement practices of payors and third-party payors, and the patterns of patient medical utilization pertaining to admissions and services deemed necessary by payors, third-party payors, and medical experts. In the event that any one of these assumptions is determined to be invalid with respect to this

Agreement, the parties shall meet in an attempt to set new thresholds of evaluation. If the parties cannot agree within a period of sixty (60) days or less, the Agreement shall terminate without any obligation by either party for the liquidated damages set forth in Paragraph 1.3 or any other liability hereunder arising specifically as a consequence of such termination. These assumptions of economic viability are more specifically defined as follows:

          1.4.1 Anticipated Performance. Hospital and PMR, upon due analysis, have projected that certain performance levels are essential for economic viability. Upon due consideration, these minimum levels are established as 6,000 patient visits per year for each Program site.

          1.4.2 Payment and Reimbursement. Hospital and PMR have determined that the existing payment criteria and reimbursement methodologies projected for this Program for services to patients under this Program are adequate for economic viability.

          1.4.3 Admission and Service Criteria. Hospital is recognized as one of the outstanding and quality institutions in the community, and PMR is recognized as a competent and quality organization for the resources provided under this Agreement. Pursuant to these reputations, Hospital and PMR agree that the criteria for admission and service to patients under this Agreement shall be consistent with the medical utilization and service standards promulgated by Medicare and other third-party payors for admission to service and for services rendered under this Agreement and that any deviation from these standards shall render this Program economically not viable within the meaning of this Subparagraph. Conformity to these standards shall be monitored in accordance with the provisions of Subparagraphs 2.1.i(d) and 3.4.5 relating to utilization review.

     1.5 Avoidance of Termination. Within thirty (30) days of receipt of a notice issued pursuant to Paragraph 1.2 or Section 5, Hospital and PMR shall meet and use their best efforts to negotiate a solution to the problem with respect to which such notice was sent. Such good faith negotiations shall particularly be required with reference to notices given pursuant to Section 5. In the event Hospital and PMR are unable to negotiate a solution to the problem within a sixty (60) day period following the initial meeting for the purpose of negotiating a solution to the problem, the Agreement may be terminated by the party initiating notice pursuant to Paragraph 1.2, the termination to be effective on the sixtieth day aforementioned.

     1.6 Multi-facility Operations. Hospital and PMR acknowledge that Hospital is a system of community hospitals and health care capabilities and that the Program envisioned and defined by this Agreement may have application at more than one of Hospital's provider facilities. Accordingly, the parties agree that this Agreement shall encompass any and all of the Hospital's provider facilities in which the Program is placed and that Hospital shall have the final decision with respect to placement of Program, after due consultation with PMR and appropriate analyses. In and of itself, a discontinuation of the Program at a provider facility shall not be deemed to be a termination of this Agreement as long as the Program continues in operation hereunder in at least one provider site.

          It is further agreed that Hospital's provider facilities at which the Program will be placed will be identified and agreed to in writing by Hospital and PMR and that additional placements of the Program may occur upon approval of Hospital as also agreed to in writing by Hospital and PMR.

          It is further acknowledged by PMR that the Program when placed at Hospital's provider facility is the responsibility of the Administrator of subject facility and that all decisions involving the respective Program, subject to the authority of this Agreement, shall be subject to the Administrator's authority and responsibility.

     1.7 Joint Resources and Medical Directors. PMR and Hospital acknowledge that the Program will be centrally administered through the Department of Behavioral Medicine of Hospital, or as otherwise designated by Hospital, and that Hospital will provide resources through the Department of Behavioral Medicine in support of Program including but not limited to the following:

          1.7.1 Medical Director. Hospital, at its discretion but with consultation from PMR, will provide a medical director (the "Hospital Medical Director") and related medical direction to Program. The Hospital Medical Director appointed by Hospital will coordinate medical direction with on-site Medical Director appointed by PMR. The Hospital Medical Director shall be responsible directly to Hospital for conduct of medical affairs and for coordination of medical activities with PMR and with on-site Medical Directors appointed by PMR.

          1.7.2 Administration and Management Services. Hospital, through its Department of Behavioral Medicine, or as otherwise designated, shall provide administrative and management services to Program in cooperation with PMR, its staff and resources. The provision of these administrative and management services, including the logistical resources they constitute (space, equipment, campus overhead, etc.) shall be supplemental and supportive to PMR, its staff and resources; and these provisions for services shall not be construed to modify, interfere with, or otherwise obstruct the performance of the obligations of PMR as set forth in
Section 2 of Agreement.

2.   Obligations of PMR.

     2.1 General. PMR shall cause to be furnished administrative management services necessary to develop and operate the Program so as to provide high quality patient care. Such services shall include the following:

          a. obtaining, with the appropriate cooperation of Hospital, all necessary licenses and Medicare certification;

          b. planning, design and production of all community liaison and educational literature;

          c. Program development;

          d. ongoing Program administration;

          e. ongoing community liaison support;

          f. staff development and continuing education;

          g. administration of occupational and rehabilitation therapies;

          h. quality assurance, which shall include:

               (a) determining compliance with Hospital's quality assurance program;

               (b) providing outcome-oriented quality assurance assistance designed to achieve improvement in over-all quality of care;

               (c) reviewing and monitoring Program staff with respect to the quality and scope of patient services.

          i. utilization review, which shall include:

               (a) review of admitting physician's determination of a qualified patient's need for care;

               (b) document outcome-related improvements to the patient from Program;

               (c) ongoing review of patient records to monitor medical necessity determination by professional staff;

               (d) establishment of a utilization review sub-unit for monitoring utilization and admission criteria which shall include Hospital's Medical Director, Executive Director of Department of Behavioral Medicine, and utilization review personnel (as designated by Hospital) and which shall meet no less often than every sixty (60) days to evaluate utilization and admissions to Program and report findings and recommendations to the Administrator of Hospital's provider facility in which Program is placed.

          j. coordination with community agencies that have clients in need of the Program services;

          k. assistance in developing contracts for services with third-party payors;

          l. assistance in insuring compliance with all licensing agencies;

          m. selection of necessary non-physician medical and non-medical personnel; and

          n. social services, publication materials, expend-able supplies, rental expenses, drugs, office equipment and other items necessary to administer the Program.

     2.2 Program Development. PMR shall assist Hospital in the development, upgrading and maintenance of the Program to meet or exceed applicable state, federal and JCAHO standards. Such assistance shall consist of the development and maintenance of a comprehensive set of procedures and policies for Hospital (the "Policy Manual") covering all aspects of the Program that are not inconsistent with Hospital's procedures and policies. The Policy Manual, and periodic additions, deletions or amendments thereto, shall be submitted to Hospital for its approval pursuant to Subparagraph 3.8.1.

     2.3 Program Premises. PMR shall identify suitable premises for Program locations and, upon approval of locations and plans for design and renovation of premises by Hospital, shall negotiate and secure leases for the premises, design and renovate premises, furnish and equip consistent with Program needs, and shall make available such premises to the Program. Subject to Section 2.3.1, lease and or rental expenses shall be an operating expenses of PMR.

               2.3.1 Premises Owned or Leased by Hospital. In the event a Program is located on premises owned or leased by Hospital, Hospital shall pay all costs associated with that Program's premises including rent, insurance, utilities, maintenance, etc.

     2.4 Personnel to be Provided.

          2.4.1 Program Administrator/Medical Director. PMR shall provide for each Program location having a design size of sixty (60) or more patients a Program Administrator, a Medical Director, and the personnel necessary to operate the Program except as otherwise provided herein. The Program Administrator shall perform the functions as provided in Exhibit A hereto and shall report to and be accountable to the Chief Executive Officer of the Hospital or his/her designee and shall report through the Chief Executive Officer to the governing body of the Hospital. The Medical Director shall perform the functions as provided in Exhibit B hereto and shall maintain a reporting relationship to the Chief Medical Officer of the Hospital.

          2.4.2 Assignment of PMR Personnel. The following PMR personnel will be available to Hospital personnel on an as-needed basis to ensure the overall success of Program:

               (a) the President of PMR will be available to participate in regular administrative meetings at Hospital and to interface with the senior personnel of Hospital on overall progress of Program.

               (b) the Chief Financial Officer of PMR will be available to consult with financial personnel of Hospital administration on issues related to reimbursement, billings and audits.

               (c) the Executive Vice President and Senior Vice President of PMR will be available to participate in planning forums held at Hospital to explore issues related to the expansion of the Program and/or development of other adjunctive services and to assist with the solution of problems in key areas with the Hospital administrators and to monitor ongoing progress.

               (d) the Regional Vice President who is assigned to the region in which Hospital is located will be available to consult on administrative and personnel matters.

               (e) the Vice President-Quality Assurance of PMR, who shall be a board-certified psychiatrist, the Clinical Director of PMR, a licensed Social Worker, and the Vice President of Quality Development will be available to Hospital to consult on matters relating to the quality of the service provided by the Program. In addition, the Vice President-Quality Assurance will be available to consult on operating protocols and on Program operations.

          2.4.3 Selection of Assigned Personnel. PMR shall select the persons who will serve in each of the capacities listed in Subparagraphs 2.4.1 and 2.4.2; provided, however, that, pursuant to the review of qualifications contemplated by Paragraph 3.6, all such personnel shall be reasonably satisfactory to Hospital.

          2.4.4 Availability of Assigned Personnel. PMR agrees that all personnel listed in Subparagraph 2.4.2 will be available to Hospital when required for issues related to operations and management of the Program.

     2.5 Employment Services. PMR will recruit, select, evaluate and nominate all medical and non-medical personnel for Hospital's evaluation pursuant to Paragraph 3.6. All non-physician personnel shall be retained and paid for by PMR, following approval by Hospital. All physician personnel shall be nominated by PMR subject to Hospital's approval as set forth in Section 3.7.3.

     2.6 Supervision and Control of Personnel. PMR shall be responsible for the direction and control of all Program personnel with respect to administrative services except to the extent Hospital may be responsible as provided in this Agreement, and shall cause all personnel to comply to the extent applicable with all terms and conditions of this Agreement and with the Policy Manual, as amended and as approved by Hospital pursuant to Subparagraph 3.8.1.

     2.7 Qualification. Any personnel performing services at the Program and selected by, employed by or having a contract with PMR pursuant to Paragraphs
2.5 or 2.6 shall be appropriately licensed and qualified to perform such services.

     2.8 Requirement of Hospital Staff Membership. The Program Medical Director and other PMR staff members as appropriate must qualify for and be members in good standing at all times of the Medical Staff or Allied Medical Staff of Hospital. If such membership in good standing of the Medical Director or applicable PMR staff member is suspended, revoked or terminated, then the Medical Director or such PMR staff member shall not be permitted to render services at the Program until such good standing membership has been fully restored and PMR shall provide the services of a comparable professional during the interim or as permanent replacement.

     2.9 Insurance.

          2.9.1 PMR Insurance. For the Term of this Agreement, PMR shall procure and maintain at its own cost comprehensive general and medical/professional liability insurance with elements of self-insurance or deductibles common to the industry covering personal injury, bodily injury, and property damage in the following amounts:

               (a) Personal/bodily injury: $1,000,000 per claimant and $3,000,000 annual aggregate.

               (b) Property damage: $500,000 per occurrence and $500,000 annual aggregate.

          2.9.2 Other Policy Requirements. Hospital shall be named as an additional insured on such insurance policy and such coverage shall be primary. Such insurance shall be written on an occurrence basis by an insurance company authorized to transact the insurance business in the state in which Hospital is located; provided, however, such insurance may be written on a claims-made basis if tail coverage is guaranteed at the time the primary insurance policy is written and PMR purchases and maintains such tail coverage upon the termination of Agreement for the maximum reporting period available or five (5) years, whichever is longer.

3.   Obligations of Hospital.

     3.1 Licensing. The Program shall be operated as and considered a department of the Hospital and shall be licensed in the name of Hospital with all appropriate authorities. Hospital shall, at all times, be the owner and holder of all licenses and accreditations with respect to the Program.

     3.2 Personnel and Supplies. Hospital shall provide PMR with access to services and supplies through appropriate departments of Hospital (including, but not limited to, food services, purchasing capabilities and contracts, laundry arrangements and the like), which services and supplies shall be contracted separately and paid for by PMR at Hospital's cost.

     3.3 Program Premises. Hospital shall inspect and approve premises, in consultation with PMR, and shall specify for PMR the trade style and related public displays that shall accompany premises for Program identification. PMR will incur the cost, to the extent reasonable, for the trade style and public displays in connection with lease and renovation of the premises.

     3.4 Billing and Maintenance of Statistical Information.

          3.4.1 Hospital to be Provider. Hospital shall be the contracting party for the Program and shall be the "provider" within the meaning of all contracts and agreements for services with all patients of the Program and all third-party payors. Hospital has the duty to verify all third-party payor existence and under the direction and supervision of PMR will verify Program coverage for each patient.

          3.4.2 Billing for Program Services. Hospital or its designee shall perform the function of billing for all services rendered at the Program, shall collect and maintain all statistical and collection information necessary for the management of the Program and shall pay the costs thereof.

          3.4.3 Medical Records. All patient medical records shall be the property of Hospital and shall be integrated into the unified records system of the Hospital.

          3.4.4 Record Request. Hospital will promptly notify PMR of any payor request for records information from a third party or intermediary regarding a Program patient.

     3.5 Insurance.

          3.5.1 Hospital Insurance. For the Term of this Agreement, Hospital shall procure and maintain at its own cost comprehensive general and hospital professional liability insurance with elements of self-insurance or deductibles common to the industry covering personal injury, bodily injury, and property damage in the following amounts:

               (a) Personal/bodily injury: $1,000,000 per claimant and $3,000,000 annual aggregate.

               (b) Property damage: $500,000 per occurrence and $500,000 annual aggregate.

          3.5.2 Other Policy Requirements. PMR shall be named as an additional insured on such insurance policy and such coverage shall be primary. Such insurance shall be written on an occurrence basis by an insurance company authorized to transact insurance business in the state in which Hospital is located; provided, however, such insurance may be written on a claims-made basis if tail coverage is guaranteed at the time the primary insurance policy is written and Hospital purchases and maintains such tail coverage upon the termination of Agreement for the maximum reporting period available or five (5) years, whichever is longer.

          3.5.3 Risk Management Program. Hospital, or its nominee, shall create and manage, in cooperation with PMR, a risk management program designed to monitor and minimize all insurable risks related to the Program. Risk management techniques and discussions shall be a regular part of the procedures implemented pursuant to Subparagraph 3.8.1.

     3.6 Employment of Personnel. PMR will timely advise Hospital of the employment of all personnel in the Program and Hospital shall review the qualifications of all such personnel, whether employees or independent contractors of PMR, and shall make any objection to such employment within ninety (90) days of the date of their employment. All such personnel shall be deemed approved by Hospital unless PMR is otherwise notified within the ninety
(90) day period noted herein.

     3.7 Medical Supervision.

          3.7.1 Administration of Hospital. The Administrator of Hospital's provider facility in which Program is placed shall be responsible for the operation of the Program conducted by Hospital and the implementation of policies with respect to Hospital. Notwithstanding the authority granted to PMR, Hospital shall retain and at all times exercise control over the affairs of Hospital, shall establish general operating policies, pursuant to Subparagraph 3.8.1, to be carried out by PMR pursuant to this Agreement and shall be accountable and responsible for all duties of Hospital. Hospital is responsible for all patient affairs and Medical Staff relationships with respect to the Program. Hospital shall have final authority to approve the

Policy Manual and staffing plan established for it.

          3.7.2 Lines of Authority. The Medical Director of the Program shall be responsible to the Department of Medicine of Hospital's provider facility Medical Staff, or as otherwise designated, in which Program is placed in all matters pertaining to the medical policies and medical operations of the Program. The Program Director shall report to the Administrator of Hospital's provider facility in which Program is placed.

               Additionally, Hospital shall establish lines of authority for interface between PMR and the Medical Staff and hospital departments for each discipline for which PMR provides related services hereunder, and Hospital shall supervise and have responsibility for all hospital departmental activities involving PMR services.

          3.7.3 Corporate Practice of Medicine. Each party hereto acknowledges and agrees that neither party is authorized or licensed to practice medicine in California and will neither have nor exercise any control or direction over the methods by which physicians shall provide professional medical services to patients of Hospital. Each party's sole interest and authority is to ensure that the services and obligations performed hereunder by that party's employees or agents (which shall not include the performance or direction of professional medical services to patients of Hospital) are being performed in a competent and efficient manner. Notwithstanding the foregoing, Hospital shall ensure that all attending physicians who shall provide services to patients of the Program shall be members of the Hospital's medical staff and that all active members of Hospital's Medical Staff shall maintain all required licenses to practice medicine and shall remain in compliance with all applicable hospital and Medical Staff bylaws and regulations. Further, Hospital, through its Medical Staff and related committees, shall maintain appropriate control over the quality of patient services rendered at the Hospital, in accordance with all applicable laws, rules and regulations.

          3.7.4 Medical Staff Committees. All medical staff committees at the Hospital are responsible for all medical activities at the Program.

     3.8 Coordination. Hospital shall meet regularly with the Program Administrator and the Medical Director of the Program to discuss the operation of the Program.

          3.8.1 Approval of Policy Manual. Hospital shall promptly review and evaluate all changes to the Policy Manual suggested by PMR pursuant to Paragraph
2.2. Neither the original Policy Manual nor any such changes shall be implemented without approval by Hospital which shall bear responsibility for the medical and operating appropriateness of the Policy Manual and any changes thereto.

          3.8.2 Community Liaison. The Hospital shall regularly consult with the Program Administrators and senior PMR personnel with regard to the creation and implementation of pro-active community education and outreach activities with respect to the Program.

4. Compensation and Expense. In consideration of all the services to be provided by PMR, as set forth in this Agreement, it is agreed that proper, fair and competitive compensation to PMR, as of the date of this Agreement, is as set forth in the attached fee schedule, identified as Exhibit C. PMR represents that the fees set forth in such Exhibit are consistent with the fair market value of the services for which such fees are charged and are reasonable and customary within its industry and within the local area served by Hospital. Hospital shall provide PMR monthly, no later than the date on which fees are due and payable to PMR, a report of patient activity/census sufficient to allow PMR to verify the calculation of fees made by Hospital.

     4.1 Uncompensated Care; Contracted Services; Capitation Agreements. The fee schedule as set forth in Exhibit C notwithstanding, PMR and Hospital agree that payment due to PMR for services rendered under this Agreement as set forth in Exhibit C shall be reduced in cases involving uncompensated care. Uncompensated care is defined as all cases in which the actual payment to Hospital for its services to patients is less than the payment anticipated to be received by Hospital. The payment anticipated to be received by Hospital is in all cases the actual retail charge EXCEPT in cases in which Hospital has agreed to accept less than the retail charge through contracts and formal arrangements with third-party payors. The fee payable to PMR for cases involving uncompensated care shall be reduced to the percentage relationship the actual payment bears to the retail charge.

     For all categories of cases in which Hospital agrees to accept less than the retail charge through contracts and formal arrangements with third-party payors, which are for these purposes referred to as Contracted Services, and Capitation Arrangements, Hospital and PMR shall agree upon the methodology for, form of, conditions for, and amount of payment (which together shall be termed METHOD OF PAYMENT)to PMR for services rendered to patients pursuant to this Agreement who are beneficiaries of these Contracted Services and Capitation Arrangements.

     These agreements between PMR and Hospital for payment to PMR for services rendered to patients covered by these Contracted Services and Capitation Arrangements shall be formalized in writing as addenda to this Agreement on Exhibit D from time to time as these Contracted Services and Capitation Arrangements are consummated. Hospital and PMR agree that services to Medicare beneficiaries are not categories of cases currently subject to the provisions of this paragraph.

     It is acknowledged by Hospital and PMR that neither Hospital nor PMR anticipates that the other is required under these provisions to provide economic subsidy one to the other, but, that each anticipates to retain the economic advantages upon which this Agreement is predicated. Therefore Hospital and PMR agree to consult one with the other with respect to all categories of cases in which Hospital elects to or is required to accept less than the retail charge for payment and agree to use their best efforts to negotiate an agreement with respect to METHOD OF PAYMENT to PMR of services to be rendered pursuant to the third party payor arrangement. Hospital and PMR acknowledge and agree that in the event of a lack of accord with respect to payment to PMR for services to be rendered to beneficiaries of these third party payor Contracted Services and Capitation Arrangements, the economic provisions of Sections 1.3 and 1.4 underlying this Agreement shall control.

     4.2 Payment of Fees. Payment to PMR for fees due PMR for services under this Agreement shall be made by Hospital by the end of the second month following the month in which the services are provided by PMR to Hospital, provided however, with respect to any Program initiated after June 1, 1996, payment shall be made by Hospital by the end of the month following the month in which the services are provided by PMR to Hospital.

     4.3 Concurrent Review. In the event that a payor with whom Hospital is regularly engaged denies Hospital reimbursement of fees paid to PMR with respect to any patient of the Program as a consequence of the payor's determination that the services rendered were inappropriate or otherwise non-chargeable to the determining payor, PMR shall not be entitled to be paid its fees with respect to such patient services. PMR, on Hospital's behalf, shall process and appeal the denial of any such claims which PMR determines should be appealed and in the event the denial is overturned and payment for the services made by the payor to Hospital, Hospital in turn shall promptly pay to PMR its Management Fee with respect to the services rendered by PMR. If there are denied claims or claims in review outstanding at the termination of this Agreement (and during the term of the Agreement), Hospital shall not bear any financial risk for such denied claims or appeals, (except to the extent that such claims are paid to Hospital), but Hospital shall cooperate in the processing of appeals with respect to those claims and Hospital shall regularly and promptly provide PMR with all information relating to these claims including the overturning of denials from receipt of payment and if requested by PMR, Hospital shall appoint PMR's designee as Hospital's designee to process these claims and communicate with intermediaries or third party payors.

     4.4 Annual Review of Fees. The parties shall meet annually to review the fee schedule which shall be effective until replaced by adjustments agreed upon between the parties. Any such adjustments shall be made in good faith recognition of cost increases which have occurred in Hospital's local market area since any prior adjustment plus other factors deemed relevant by the parties.

5. Standards of Services. PMR and Hospital hereby agree, in connection with the operation of Hospital and the Program, to comply with all laws, rules, and regulations of all governmental authorities having jurisdiction over each, and any recommendations and policies resulting from Hospital's quality assurance program and its general policies and procedures as well as recommendations made by PMR's Vice President-Quality Assurance which recommendations are designed to comply with applicable laws, rules, or regulations. The parties hereto acknowledge that a material part of the consideration for this Agreement is the other party's compliance with the provisions of this Section 5. The parties further acknowledge that the non-compliance by either with any of the applicable laws, rules, and regulations applicable to such party may have a material adverse effect on the other party. The parties therefore agree to cooperate in good faith with each other to monitor and ensure such compliance.

     5.1 Ongoing Quality and Compliance Reviews. The performance of all services rendered hereunder shall be reviewed as part of Hospital's ongoing quality assurance program and by PMR's Vice President-Quality Assurance pursuant to the provisions of Paragraph 2.4 above. In the event of non-compliance with any standards for service set forth herein or applicable laws, rules, or regulations by either party hereto, the other party shall give the non-complying party notice thereof, and such party shall so comply or cause such compliance as soon as practicable thereafter, but in any event within thirty (30) days after such notice.

     5.2 Change in Laws or Regulations. The parties acknowledge that applicable laws, rules, and regulations or interpretations thereof may change at any time during the Term of this Agreement or any extensions thereof and that such change or interpretations may require a modification of this Agreement. Notwithstanding the provisions of Paragraph 10.6, the parties hereby agree to give each other immediate notice of such change in applicable laws, rules, or regulations, whereupon the parties shall meet in good faith to negotiate a modification of this Agreement such that it complies with such changes in applicable laws, rules, or regulations.

     5.3 Notice from Governmental/Regulatory Entities. The parties hereby agree to give each other a copy of any notice or contact received from any governmental or regulatory entity having jurisdiction thereof with respect to the Program that any activity of such party is in violation of any applicable law, rule, or regulation and to continue to promptly inform the other party of all responses and procedures taken as a result of such notice or contact until the alleged violation is cured, and to provide such other party with evidence of the successful conclusion of the event.

6. Independent Contractor. No relationship of employer and employee or of joint venture between PMR and Hospital is created by this Agreement, it being mutually understood and acknowledged that PMR is at all times acting and performing as an independent contractor hereunder. Hospital shall neither have nor exercise any control or direction over the methods by which PMR or its employees perform their administrative functions; provided, however, that any medical services which may be rendered by PMR personnel shall be rendered under the direct supervision and control of appropriate Hospital staff. No contracted provider or employee of PMR shall have any claim under this Agreement or otherwise against Hospital for salary or other compensation, vacation or sick pay, sick leave, retirement benefits, social security, workers' compensation, disability or unemployment insurance benefits or any other employee benefits of any kind.

7.   Non-Interference.

     7.1 Anti-Raiding. During the Term of this Agreement and thereafter for a period of one (1) year, either party may hire an employee or independent contractor of the other party, provided that the party offering employment or engagement first obtains the approval of the other party. This provision shall have no force or effect to inhibit either party from hiring or engaging the employee or independent contractor of the other party from and after the first anniversary date of the termination of this Agreement without the prior consent of the other party.

     7.2 Patient Care. Notwithstanding Paragraph 7.1, neither party shall hereby be prohibited from dealing with and providing services to any patient.

     7.3 Exclusive Dealing, Right of First Refusal. During the Term of the Agreement, in San Diego County, California, neither party, except through or with the other party, shall enter into any agreement with any person or other business entity to provide for the furnishing of any service related to this Agreement ("Services"). The term Services shall also include outpatient chemical dependency and case management services except for those Services presently being delivered in San Diego County by Hospital. In the event either party wishes to provide for the furnishing of any Services in San Diego County, California, such party must offer in writing to the other party the right to participate in the furnishing of such Services and the offeree party shall have thirty (30) days from receipt of the writing to accept or reject such offer. In the event there is no response to the offer or the offer is rejected, the offeror shall be free to provide such Services in San Diego County, California as set forth in the written offer without the participation of the offeree.

8.   Access to Books and Records/Confidentiality.

     8.1 Record Maintenance and Access. Until the expiration of four (4) years after the furnishing of the services called for by this Agreement, PMR shall, upon request, make available to the Secretary, U.S. Comptroller General, and their representatives, this Agreement and all other books, documents and records as are necessary to certify the nature and extent of the costs incurred by Hospital in purchasing services under this Agreement. If PMR provides such services through a subcontract worth Ten Thousand Dollars ($10,000.00) or more over a twelve-month period with a related organization, the subcontract shall also contain a clause permitting access by the Secretary, Comptroller General, and their representatives to the books and records of the related organization.

     8.2 Mutual Confidentiality. Hospital and PMR agree that some information received by one party from the other pursuant to this Agreement shall be confidential. Except as provided in Paragraph 8.1 or as may otherwise be required by law or legal process, it is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL", or in any other matter which indicates its confidential nature (hereinafter referred to as "Confidential Information"), shall not be disclosed by the other party and shall not be used by the other party for purposes other than those contemplated by this Agreement. Confidential Information includes, without limitation, information as to any patient as well as information relating to business practices, costs, users or purchasers of either party's services, research or services. Confidential Information does not include:

          (a) information which has become known to third parties or has become publicly known through no fault of the receiving party; or

          (b) information already in the receiving party's possession prior to the disclosure of said information to the receiving party; or

          (c) information subsequently disclosed to the receiving party by a third party who is not under any obligation or confidentiality to the disclosing party; or

          (d) information approved for disclosure by prior written consent of the disclosing party; or

          (e) information which the parties have agreed as necessary to disclose.

     8.3 Proprietary Information of PMR. The partial hospitalization system developed by PMR and provided to Hospital for use in the Program pursuant to this Agreement, the materials encompassing the system and the improvements to the system developed by PMR from time to time, all of which are referred to herein as the "System," are the proprietary property and trade secrets of PMR. The System includes, but is not limited to, methods, techniques and other know-how and the Program materials supplied during the Term, such as the so-called Generic Policies and Procedures manual, the Program Managers Handbook, the admissions screening system, the core medical record system and forms, the guidelines and forms for conducting effective treatment planning meetings, the utilization review systems and forms, the post-discharge follow-up system and forms, the community rela-tions development and maintenance systems and forms, the key-monitor management system, and the materials setting forth and explaining the principal and special treatment modalities, including the generic focused treatment product, the Substance Abuse/Mental Illness Dual Diagnosis Tract (also known as MICA), the Community Transition Tract (also known as CTT), the Developmental Disabilities/Mental Illness Tract and the Geriatric Senior/Affective Disorders program. This Agreement is for services only. Hospital agrees that it shall not acquire any rights to, or to use, such proprietary property, trade secrets or the materials by virtue of the payment of fees hereunder or the provision during the Term of such materials for use by the Hospital.

9. Service of Notices. All notices and other communications and all legal process in regard hereto shall be validly given or served if in writing and delivered personally or sent certified mail, postage prepaid, return receipt requested, to the address set forth below or such address as either party may designate to the other in writing:

     If to Hospital:

          Scripps Health
          9888 Genesee Avenue
          Post Office Box 28
          La Jolla, California 92038
          Attention:    Sister Mary Jo Anderson, Executive Vice
                        President

     If to PMR:

          PMR Corporation
          Cabrillo Plaza
          3990 Old Town Avenue, Suite 206A
          San Diego, California 92110
          Attention:  Mr. Allen Tepper, CEO

10.  Miscellaneous.

     10.1 Mutual Indemnity. Notwithstanding any other provision of this Agreement, each party hereto shall indemnify and hold the other party harmless from any and all claims, damages and liabilities arising out of such party's negligence in the performance or non-performance of its duties hereunder. For purposes of indemnity, negligence shall be determined by a trier of fact of competent jurisdiction.

     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     10.3 Choice of Law. The validity, enforceability and interpretation of any of the clauses of Agreement shall be determined and governed by the laws of the State of California.

     10.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions of the parties whether written or oral.

     10.5 Written Notification. No amendment, modification or supplement of any provision of this Agreement shall be effective unless in writing, signed by the parties hereto; and no waiver of any party's obligations under this Agreement, or consent to any departure therefrom, shall be effective unless in writing, signed by the parties hereto and then only in the specific instance and for the specific purpose given.

     10.6 Severability. If any provision of this Agreement is held to be inoperative, unenforceable or invalid under present or future laws effective during the Term of this Agreement, such shall be inoperative, unenforceable or invalid without affecting the remaining provisions. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and, to that end, the provisions of this Agreement are declared to be severable. Notwithstanding the foregoing, however, the parties agree to negotiate a modification of this Agreement pursuant to the provisions of Paragraph 5.2 in the event any provision of this Agreement is believed by a party in good faith to be invalid under applicable laws, rules, or regulations.

     10.7 Number and Gender. Whenever the context of this Agreement requires, the singular shall include the plural and the masculine gender shall include the feminine.

     10.8 Joint Negotiations. This Agreement is the product of negotiations between the parties and is not to be interpreted more strongly in favor of one party or the other in the interpretation or enforcement thereof.

     10.9 Paragraph Headings. Paragraph headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

     10.10 Counterparts. This Agreement may be executed in counterparts and either party hereto may execute any counterpart, each of which, when executed and delivered, will be deemed to be an original, and all of which counterparts taken together will be deemed to be but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until a counterpart hereof has been executed by each other party hereto.

     10.11 Assignability. Notwithstanding Paragraph 10.2, neither party shall assign, sell or transfer this Agreement or any interest herein without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event that the primary business and/or substantially all of the assets of PMR is transferred to an affiliate of PMR, PMR shall have the right to assign all of its rights under Agreement to any such affiliate during the Term of Agreement, and any such assignee/affiliate shall acquire all of the rights and assume all of the obligations of PMR under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

     HOSPITAL:                         SCRIPPS HEALTH, a California non-
                                       profit public benefit corporation


                                       By: Sister Mary Jo Anderson
                                          ----------------------------------

                                       Title: Sr. VP Hospital Operations
                                             -------------------------------


     PMR:                              PMR CORPORATION, a Delaware
                                       corporation


                                       By: /s/ FRED FURMAN
                                          ----------------------------------

                                       Title: President
                                             -------------------------------

                              [EXHIBITS EXCLUDED]